Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 13, 2004, accompanying the consolidated financial statements and schedules included in the Annual Report of Horizon Medical Products, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said reports in the Registration Statements of RITA Medical Systems, Inc. on Form S-3 (File No. 333-102896, effective January 31, 2003, as amended February 5, 2003) and on Forms S-8 (File No. 333-43612, effective August 11, 2000; File No. 333-66346, effective July 31, 2001; and File No. 333-106383, effective June 23, 2003).

/s/ Grant Thornton, LLP

Atlanta, Georgia

August 6, 2004